Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76817, 333-72841, and 333-41863) and Form S-3 (Nos. 333-121868 and 333-112464) of Mechanical Technology Incorporated of our report dated March 13, 2006 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 13, 2006 relating to the financial statement schedule, which appears in the Form 10-K.

/s/ PricewaterhouseCoopers LLP

Albany, New York

March 13, 2006